Registration No. 333-112542
Registration No. 333-136023
Registration No. 333-160983
Registration No. 333-167498

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-3 REGISTRATION STATEMENT NO. 333-112542
FORM S-3 REGISTRATION STATEMENT NO. 333-136023
FORM S-3 REGISTRATION STATEMENT NO. 333-160983
FORM S-3 REGISTRATION STATEMENT NO. 333-167498
UNDER
THE SECURITIES ACT OF 1933

Arena Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	23-2908305
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification Number)

135 Heber Avenue, Suite 204
Park City, UT 84060
(858) 453-7200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Margaret Madden
Vice President and Secretary
Arena Pharmaceuticals, Inc.
235 East 42nd Street
New York, NY 10017
(212) 733-2323

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Emily Oldshue
Ropes & Gray LLP
Prudential Tower
800 Boylston Street
(617) 951-7241

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements filed by Arena Pharmaceuticals, Inc., a Delaware corporation (the “Registrant” or the “Company”) on Form S-3 (collectively, the “Registration Statements”).

•
Registration Statement No. 333-112542, filed with the Securities and Exchange Commission (the “SEC”) on February 6, 2004, as amended on March 18, 2004, April 13, 2004 and April 20, 2004, relating to the registration by the Company of 11,227,933 shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”);

•	Registration Statement No. 333-136023, filed with the SEC on July 25, 2006, relating to the registration by the Company of 829,856 shares of Common Stock;

•	Registration Statement No. 333-160983, filed with the SEC on August 3, 2009, relating to the registration by the Company of 28,000,000 shares of Common Stock; and

•	Registration Statement No. 333-167498, filed with the SEC on June 14, 2010, relating to the registration by the Company of 27,200,000 shares of Common Stock.

On March 11, 2022, pursuant to the Agreement and Plan of Merger, dated as of December 12, 2021 (the “Merger Agreement”), by and among the Company, Pfizer Inc., a Delaware corporation (“Parent”), and Antioch Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on March 11, 2022.

ARENA PHARMACEUTICALS, INC.

By:	/s/ Margaret Madden
Margaret Madden
Vice President and Secretary

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements.